Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries of Chase Corporation as of August 31, 2021 are as follows:

Name	Jurisdiction of Incorporation

ABchimie C.I.M. Industries, Inc.	France New Hampshire
Capital Services of New York, Inc.	New York
Chase & Sons Limited	United Kingdom
HumiSeal Europe SARL	France
HumiSeal Europe Limited	United Kingdom
HumiSeal India Private Limited	India
Chase Protective Coatings Limited	United Kingdom
NEPTCO Holdings, Inc.	Delaware
NEPTCO Incorporated	Rhode Island
NEPTCO (Suzhou) Materials Co., Ltd.	People’s Republic of China
NEPTCO JV LLC (wholly owned)	Delaware
Stewart Superabsorbents, LLC	North Carolina
Stewart SA, Inc.	North Carolina